                                                                                          Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

                                                         FOR IMMEDIATE RELEASE

                                                         May 28, 2014

Norfolk Southern president Jim Squires assumes additional responsibilities

NORFOLK, VA. – Norfolk Southern Corporation Chairman and CEO Wick Moorman announced that President James A. Squires will assume additional responsibilities in line with the company’s normal succession planning process.

Effective June 1, 2014, NS’ marketing and operations divisions will report to Squires. Continuing as well to report to him are the corporation’s administration, finance, law and corporate relations, and planning and information technology divisions.

“Since becoming president in 2013, Jim has provided a distinctive and forward-looking perspective for our most important activities and issues,” Moorman said. “His work in the marketing and operations divisions will advance that leadership momentum.”

Squires joined Norfolk Southern in 1992 and served in several law positions before being named vice president law in 2003, senior vice president law in 2004, senior vice president financial planning in 2006, executive vice president finance in 2007, and executive vice president administration in 2012. He holds degrees from Amherst College and the University of Chicago.

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)